Exhibit 99.1

News

For Immediate Release

EP Energy Announces Fourth Quarter and Full Year 2018 Results

HOUSTON, TEXAS, March 14, 2019—EP Energy Corporation (NYSE:EPE) today reported 2018 financial and operational results for the company.

2018 Key Results:

•                  Net Loss of $1,003 million including $1,103 million non-cash impairment charge

•                  Adjusted EBITDAX of $813 million

•                  80.7 thousand barrels of oil equivalent per day (MBoe/d), including 45.8 thousand barrels of oil production per day (MBbls/d)

•                  $984 million of oil and gas expenditures, including acquisitions and other capital of $340 million

•                  $644 million of adjusted oil and gas expenditures

•                  136 completed (based on wells fracture stimulated or frac’d) gross wells

•                  Capital efficiency improvements in all basins

•                  Drilled and completed company’s first ever horizontal wells in Northeastern Utah

•                  Expanded Eagle Ford net acreage footprint by approximately 30%

•                  Proved reserves of 325 million barrels of oil equivalent (MMBoe) which includes reducing our PUD development timeframe from five years to three years which was a negative 64 MMBoe impact

2018 Operating and Financial Performance

Below is a summary of fourth quarter 2018 results compared to the fourth quarter 2017 and full year 2018 results compared to 2017:

	4Q’17	4Q’18	4Q’18 vs. 4Q’17	2017	2018	2018 vs 2017
Oil Production (MBbls/d)	43.6	44.3	+ 2%	46.1	45.8	- 1%
Equivalent Production (MBoe/d)	80.6	79.5	- 1%	82.3	80.7	- 2%
Percent Oil (%)	54	56	+ 3%	56	57	+ 1%
LOE per Unit ($/Boe)	5.60	4.84	- 14%	5.42	5.35	- 1%
Adjusted LOE per Unit ($/Boe)(1),(2)	5.60	4.83	- 14%	5.42	5.28	- 3%
Lease Operating Expense ($MM)	42	35	- 15%	163	158	- 4%
Adjusted Lease Operating Expense ($MM)(1),(2)	42	35	- 16%	163	156	- 4%
G&A expense per Unit ($/Boe)(3)	1.35	2.86	+112%	2.69	3.03	+ 13%
Adjusted G&A expense per Unit ($/Boe)(1)	2.05	1.99	- 3%	2.62	2.24	- 15%
Net (Loss) ($MM)	(72)	(919)	- 1,176%	(194)	(1,003)	- 417%
Hedge Settlements ($MM)	7	9	-29%	93	(25)	- 215%
Adjusted EBITDAX ($MM)(1)	181	195	+ 8%	691	813	+ 18%
Oil and Gas Expenditures ($MM)	145	107	- 26%	587	984	+ 68%
Adjusted Oil and Gas Expenditures (excl. Acquisitions and Other ) ($MM)(1)	145	99	- 32%	558	644	+ 15%

(1) See Disclosure of Non-GAAP Financial Measures for applicable definitions and reconciliations to GAAP terms.

(2) Does not include less than $1 million and approximately $2 million or $0.01 per Boe and $0.07 per Boe for the quarter and year ended December 31, 2018 of adjustments under a joint venture agreement.

(3) Includes approximately $33 million reduction from LTI forfeitures for the quarter and year ended December 31, 2017.

Fourth Quarter 2018

For the quarter ended December 31, 2018, EP Energy reported a $3.70 diluted net loss per share and $0.13 adjusted loss per share. The reported net loss for the fourth quarter of 2018 was $919 million, versus a $72 million net loss in the same 2017 period, which is primarily due to non-cash impairment charges.  Adjusted EBITDAX for the fourth quarter 2018 was $195 million, up from $181 million in the fourth quarter of 2017, due to higher oil volumes, lower cash costs and higher realized pricing on oil physical sales.

The company ended the year with fourth quarter operating expenses of $1,328 million, up from $217 million in the fourth quarter of 2017 due to non-cash impairment charges in 2018.  Adjusted cash operating costs were $89 million for the fourth quarter 2018, down from $101 million in the same 2017 period.

Adjusted cash operating costs were $12.16 per barrel of oil equivalent (Boe) for the fourth quarter 2018, down from $13.65 per Boe in the same 2017 period mainly due to lower lease operating costs.

Capital expenditures in the fourth quarter 2018 were $107 million, down from $145 million in the same period 2017, primarily due to decreased drilling activity in the Permian in 2018.  Capital expenditures for each area during the fourth quarter of 2018 were approximately $83 million in the Eagle Ford, $22 million in Northeastern Utah, and $2 million in Permian.  In the fourth quarter 2018, the company completed 27 gross wells, 22 of which were in the Eagle Ford and 5 in NEU.

Full Year 2018

For the year ended December 31, 2018, EP Energy reported a $4.05 diluted net loss per share and $0.25 adjusted loss per share. Reported net loss was $1,003 million for the year 2018, compared to a $194 million net loss in the same 2017 period, which includes approximately $1,103 million asset impairment charges related to the Permian in 2018.  Adjusted EBITDAX for the year 2018 was $813 million, up from $691 million in 2017 due primarily to lower lease operating expenses, lower adjusted general and administrative expenses, and higher realized pricing on oil and NGL volumes in 2018.

Total operating expenses for the year ended December 31, 2018 were $2,039 million, up from $927 million in the same 2017 period.  The difference was driven by non-cash impairment charges of $1,103 million related to the company’s Permian assets in 2018.  Adjusted cash operating costs were $406 million for the year 2018, down from $427 million in the same 2017 period. Adjusted cash operating costs per unit were $13.77 per Boe for the year 2018, down from $14.23 per Boe in the same 2017 period primarily due to lower lease operating expenses, lower transportation costs, and lower adjusted general and administrative expense in 2018.

Adjusted oil and gas expenditures in 2018 were $644 million, up from $558 million in the same period 2017.  In 2018, the company spent $425 million in Eagle Ford (excluding $315 million of acquisition capital), $99 million in the Permian (excluding $23 million in capital adjustments under a joint venture agreement) and $120 million in Northeastern Utah (excluding $2 million in acquisition capital).  In 2018, the company completed 136 gross wells, which was approximately 13 less than EP Energy completed in 2017.  In 2018, the company completed 85 wells in the Eagle Ford, 24 wells in the Permian, and 27 wells in Northeastern Utah. In addition the company ended the year with 29 DUC’s.

Note: See Disclosure of Non-GAAP Financial Measures section of this release for applicable definitions and reconciliations to GAAP terms.

Financial Position and Liquidity

At December 31, 2018, EP Energy’s balance sheet included $4.4 billion of total debt and approximately $27 million of cash and cash equivalents.  As of December 31, 2018, the company had $537 million of total liquidity. The company also repurchased $84 million of unsecured notes during the year at a discount. In 2019 the company repurchased an additional $50 million of its unsecured notes at a discount as of February 28, 2019.

Operations Update

For the year ended December 31, 2018, average daily production was 80.7 MBoe/d, including 45.8 MBbls/d of oil.  Fourth quarter 2018 average daily production was 79.5 MBoe/d, including 44.3 MBbls/d of oil. During the fourth quarter of 2018, the company completed (frac’d) 27 gross wells (13 net).  The decrease in the fourth quarter of 2018 production is due to lower net completions in the second half of 2018.

Northeastern Utah (NEU)

EP Energy’s assets in Northeastern Utah averaged approximately 17.0 MBoe/d during the fourth quarter of 2018, which included 11.5 MBbls/d of oil while also completing five gross wells (2 net). The company’s focus in 2018 in NEU was horizontal well development and recompletion activity. During 2018 EP Energy successfully completed the company’s first ever horizontal wells in the basin. In the first quarter of 2019, the company expects to average one operated rig focused on horizontal drilling while bringing four gross wells (two net) to sales.

Eagle Ford

EP Energy’s assets in Eagle Ford averaged approximately 37.3 MBoe/d during the fourth quarter of 2018, which included 24.7 MBbls/d of oil while also completing 22 gross wells (11 net). During 2018 the company expanded its footprint by almost 30% in the Eagle Ford through A&D activity. The company expects to average three operated rigs and one completion crew while bringing approximately 13 gross wells (8 net) to sales in the first quarter of 2019.

Permian

EP Energy’s assets in the Permian basin averaged approximately 25.2 MBoe/d per day during the fourth quarter of 2018, which included 8.1 MBbls/d of oil. The company will not have any rigs or completion crews in the first quarter of 2019 in the Permian.

Hedge Program Update

In 2018, EP Energy realized negative $25 million from settlements on financial derivatives.  At year-end 2018, the mark-to-market value of the company’s hedge positions was approximately $114 million.

A summary of the company’s 2019 and 2020 hedge positions is listed below:

	2019	2020
Total Fixed Price Hedges
Oil volumes (MMBbls)	13.7	11.7
Average ceiling price ($/Bbl)	$66.41	$65.11
Average floor price ($/Bbl)	$55.93	$55.90

Natural gas volumes (TBtu)	25.6	—
Average ceiling prices ($/MMBtu)	$3.72	$—
Average floor prices ($/MMBtu)	$2.86	$—

Note:  Positions are as of March 13, 2019 (Contract months: January 2019 - Forward)

The table includes WTI three-way collars of 12.1 MMBbls and 11.7 MMBbls in 2019 and 2020, respectively, and WTI collars of 1.6 MMBbls in 2019.

2018 Proved Reserves

Ryder Scott, who was engaged in prior years to solely audit year-end reserves estimates, prepared the reserves estimates on EP Energy’s behalf in 2018. EP Energy’s proved oil and natural gas reserves were 325 MMBoe as of December 31, 2018, a 17 percent decrease compared to proved reserves at December 31, 2017 of 392 MMBoe. Our PUD reserves at December 31, 2018 reflect the effects of adjusting our PUD bookings methodology from a five-year to a three-year timeframe as a result of the current economic price environment, a lower projected capital budget in 2019, and our available liquidity and access to the capital markets. Our December 31, 2018 PUD reserves are 64 MMBoe lower as a result of this change. Proved developed reserves increased ten percent from 205 MMBoe in 2017 to 234 MMBoe in 2018.  In 2018, total proved reserves were 72 percent proved developed and 70 percent liquids.

The SEC first-day-of-the-month 12-month average prices for reserves as of December 31, 2018 were $65.56 per Bbl for oil and $3.10 per MMBtu for natural gas, up from $51.34 per Bbl for oil and $2.98 per MMBtu for natural gas in the prior 12-month period.

First Quarter 2019 Outlook

Given the uncertainty of commodity prices, EP Energy has elected to provide quarterly guidance updates. Production in first quarter 2019 is impacted by reduced net completion count over 4Q’18 and 1Q’19. First quarter 2019 capital expenditures is impacted by the build in DUC inventory.

The company has provided production and capital guidance for the first quarter of 2019 below:

1Q’19

Oil production (MBbls/d)	38 - 39
Total production (MBoe/d)	72 - 73

Oil & Gas Expenditures ($ million)	$160 - $170
Eagle Ford	~85%
Permian	~0%
NEU	~15%

Average gross drilling rigs
Eagle Ford	3
Permian	—
NEU	1
Gross completions (based on fracture stimulated or frac’d)	~17
Ending drilled but uncompleted inventory	~45

Operating Costs
Lease operating expense ($MM)	$38 - $41
Lease operating expense ($/Boe)	$6.00 - $6.50
G&A expense ($/Boe)	$2.75 - $3.15
Adjusted G&A expense ($/Boe)(1)	$2.20 - $2.60
Transportation and commodity purchases ($/Boe)	$3.75 - $4.05
Taxes, other than income ($/Boe)(2)	$1.80 - $1.95
DD&A ($/Boe)	$14.50 - $15.50

(1) Adjusted G&A represents G&A expense less approximately $0.55 - $0.55 per Boe of non-cash compensation expense.

(2) Severance taxes are based on $55/Bbl WTI.

Webcast Information

EP Energy has scheduled a webcast at 10 a.m. Eastern Time, 9 a.m. Central Time, on March 15, to discuss its fourth quarter and full year financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 4069531) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through April 15, 2019 on the company’s website in the Investor Center or by dialing 877-344-7529 (conference ID# 10129100).

About EP Energy

The EP Energy team is driven to deliver superior returns for our investors by developing the oil and natural gas that feeds America’s growing energy needs. The company focuses on enhancing the value of its high quality asset portfolio, increasing capital efficiency, maintaining financial flexibility, and pursuing accretive acquisitions and divestitures.  EP Energy is working to set the standard for efficient development of hydrocarbons in the U.S.  Learn more at epenergy.com.

The following table provides the company’s production results, average realized prices, results of operations and certain non-GAAP financial measures for the periods presented.  See Disclosure of Non-GAAP Financial Measures for applicable definitions and reconciliations to GAAP terms.

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Oil Sales Volumes (MBbls/d)
Eagle Ford	24.7	19.4	25.0	22.4
NEU	11.5	12.2	11.7	12.3
Permian	8.1	12.0	9.1	11.4
Total Oil Sales Volumes	44.3	43.6	45.8	46.1
Natural Gas Sales Volumes (MMcf/d)
Eagle Ford	36	32	36	39
NEU	33	34	32	33
Permian	53	64	55	55
Total Natural Gas Sales Volumes	122	130	123	127
NGLs Sales Volumes (MBbls/d)
Eagle Ford	6.6	5.9	6.1	6.8
NEU	—	—	—	—
Permian	8.3	9.4	8.2	8.2
Total NGLs Sales Volumes	14.9	15.3	14.3	15.0
Equivalent Sales Volumes (MBoe/d)
Eagle Ford	37.3	30.6	37.1	35.7
NEU	17.0	17.9	17.1	17.9
Permian	25.2	32.1	26.5	28.7
Total Equivalent Sales Volumes	79.5	80.6	80.7	82.3

Net loss ($ in millions)	(919)	(72)	(1,003)	(194)
Adjusted EBITDAX ($ in millions)	195	181	813	691
Basic and diluted net loss per common share ($)	(3.70)	(0.29)	(4.05)	(0.79)
Adjusted EPS ($)	(0.13)	(0.07)	(0.25)	(0.39)
Oil and Gas Expenditures ($ in millions)(1)	107	145	984	587
Adjusted Oil and Gas Expenditures ($ in millions)	99	145	644	558
Total Operating Expenses ($/Boe)	181.47	29.16	69.25	30.86
Adjusted Cash Operating Costs ($/Boe)	12.16	13.65	13.77	14.23
Depreciation, depletion and amortization rate ($/Boe)	17.90	16.01	17.23	16.22
Average realized prices(2)
Oil price on physical sales ($/Bbl)	55.31	54.13	62.34	48.23
Oil, including financial derivatives ($/Bbl)(3)	56.71	55.70	60.37	53.50
Natural gas price on physical sales ($/Mcf)	1.76	2.14	1.66	2.32
Natural gas, including financial derivatives ($/Mcf)(3)	2.16	2.44	1.96	2.47
NGLs price on physical sales ($/Bbl)	20.29	22.72	22.88	18.87
NGLs, including financial derivatives ($Bbl)(3)	19.51	20.98	21.79	18.46

(1)    The quarter and year ended December 31, 2018 includes $8 million and $340 million, respectively, of acquisition capital and capital adjustments under a joint venture agreement. The year ended December 31, 2017 includes $29 million of acquisition capital.

(2)    Oil and natural gas prices on physical sales reflect operating revenues for oil and natural gas reduced by oil and natural gas purchases associated with managing our physical sales.

(3)    Prices per unit are calculated using total financial derivative cash settlements.

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions)

(Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Operating revenues
Oil	$225	$217	$1,045	$812
Natural gas	20	26	75	110
NGLs	28	32	120	103
Financial derivatives	206	(51)	84	41
Total operating revenues	479	224	1,324	1,066

Operating expenses
Oil and natural gas purchases	—	—	3	2
Transportation costs	24	29	100	115
Lease operating expense	35	42	158	163
General and administrative	21	10	89	81
Depreciation, depletion and amortization	131	119	507	487
Gain on sale of assets	(2)	—	(3)	—
Impairment charges	1,103	—	1,103	2
Exploration and other expense	2	2	5	12
Taxes, other than income taxes	14	15	77	65
Total operating expenses	1,328	217	2,039	927

Operating (loss) income	(849)	7	(715)	139

Other income	2	—	4	—
Gain (loss) on extinguishment/modification of debt	25	—	73	(16)
Interest expense	(97)	(81)	(365)	(326)
Loss before income taxes	(919)	(74)	(1,003)	(203)
Income tax benefit	—	2	—	9
Net loss	$(919)	$(72)	$(1,003)	$(194)

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets(1)	$385	$466
Property, plant and equipment, net(2)	3,774	4,422
Other non-current assets	22	12
Total assets	$4,181	$4,900

LIABILITIES AND EQUITY
Current liabilities	$440	$448
Long-term debt, net of debt issue costs	4,285	4,022
Other non-current liabilities	55	38
Total stockholders’ equity	(599)	392
Total liabilities and equity	$4,181	$4,900

(1)         Balance as of December 31, 2017 includes $172 million of assets held for sale.

(2)         Balance is net of accumulated depreciation, depletion and amortization of $3,651 million and $3,179 million as of December 31, 2018 and December 31, 2017, respectively.

EP ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Year ended December 31,
	2018	2017
Net loss	$(1,003)	$(194)
Adjustments to reconcile net loss to net cash provided by operating activities
Non-cash expenses	1,564	505
Asset and liability changes	(139)	64
Net cash provided by operating activities	422	375
Net cash used in investing activities	(790)	(577)
Net cash provided by financing activities	350	227

Change in cash, cash equivalents and restricted cash	(18)	25

Cash, cash equivalents and restricted cash - beginning of period	45	20
Cash, cash equivalents and restricted cash - end of period	$27	$45

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period.  Adjusted EPS is useful in analyzing the company’s ongoing earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is calculated as net income (loss) per common share adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), gains and losses on extinguishment/modification of debt, gains and/or losses on sale of assets, impairment charges, other costs that affect comparability, including transition, severance and other costs and changes in the valuation allowance on deferred tax assets.

Below is a reconciliation of consolidated diluted net income (loss) per share to Adjusted EPS:

	Quarter ended December 31, 2018
	Pre-Tax	After-Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(919)	$(3.70)

Adjustments(2)
Impact of financial derivatives(3)	$(197)	$(153)	$(0.62)
Transition, severance and other costs	2	2	$0.01
Gain on extinguishment/modification of debt	(25)	(19)	$(0.08)
Gain on sale of assets	(2)	(2)	(0.01)
Impairment charges	1,103	859	3.46
Valuation allowance on deferred tax assets		200	0.81
Total adjustments	$881	$887	$3.57

Adjusted EPS			$(0.13)

Diluted weighted average shares			249

	Year ended December 31, 2018
	Pre-Tax	After-Tax	Diluted EPS(1)
	($ in millions, except earnings per share amounts)
Net loss		$(1,003)	$(4.05)

Adjustments(2)
Impact of financial derivatives(3)	$(109)	$(85)	$(0.34)
Transition, severance and other costs	9	7	0.03
Gain on extinguishment/modification of debt	(73)	(57)	(0.23)
Gain on sale of assets	(2)	(2)	(0.01)
Impairment charges	1,103	859	3.47
Valuation allowance on deferred tax assets		218	$0.88
Total adjustments	$928	$940	$3.80

Adjusted EPS			$(0.25)

Diluted weighted average shares			248

(1)         Diluted per share amounts are based on actual amounts rather than the rounded totals presented.

(2)         All individual adjustments for all periods presented assume a statutory federal and blended state tax rate, as well as any other income tax effects specifically attributable to that item.

(3)         Represents mark-to-market impact net of cash settlements and cash premiums related to financial derivatives. There were no cash premiums received or paid for the periods presented.

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under our long-term incentive programs adjusted for cash payments made under these plans), transition, severance and other costs that affect comparability, fees paid to Sponsors, gains and losses on extinguishment/modification of debt, gains and/or losses on sale of assets and impairment charges.

Below is a reconciliation of our consolidated net income (loss) to EBITDAX and Adjusted EBITDAX:

	Quarter ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	($ in millions, except equivalent volumes and per unit)
Net loss	$(919)	$(72)	$(1,003)	$(194)
Income tax benefit	—	(2)	—	(9)
Interest expense, net of capitalized interest	97	81	365	326
Depreciation, depletion and amortization	131	119	507	487
Exploration expense	1	2	4	9
EBITDAX	(690)	128	(127)	619
Mark-to-market on financial derivatives(1)	(206)	51	(84)	(41)
Cash settlements and cash premiums on financial derivatives(2)	9	7	(25)	93
Non-cash portion of compensation expense(3)	4	(29)	13	(22)
Transition, severance and other costs(4)	2	19	9	19
Fees paid to Sponsors(5)	—	5	—	5
Gain on sale of assets	(2)	—	(3)	—
(Gain) loss on extinguishment/modification of debt	(25)	—	(73)	16
Impairment charges	1,103	—	1,103	2
Adjusted EBITDAX	$195	$181	$813	$691

(1)         Represents the income statement impact of financial derivatives.

(2)         Represents actual cash settlements related to financial derivatives. There were no cash premiums received or paid for the periods presented.

(3)         Non-cash portion of compensation expense represents compensation expense (net of forfeitures) under long-term incentive programs adjusted for cash payments made under these plans.

(4)         Reflects transition and severance costs related to workforce reductions.

(5)         Represents fees paid in connection with the release of members of the new leadership team from a portfolio company of funds managed by Apollo Global Management LLC and payment of certain legal expenses.

Adjusted cash operating costs is a non-GAAP measure that is defined as total operating expenses, excluding depreciation, depletion and amortization expense, exploration expense, impairment charges, gains/losses on sale of assets, the non-cash portion of compensation expense (which represents compensation expense under our long-term incentive programs adjusted for cash payments made under these plans) and transition, severance and other costs that affect comparability.  We use this measure to describe the costs required to directly or indirectly operate our existing assets and produce and sell our oil and natural gas, including the costs associated with the delivery and purchases and sales of produced commodities. Accordingly, we exclude depreciation, depletion, and amortization and impairment charges as such costs are non-cash in nature. We exclude exploration expense from our measure as it is substantially non-cash in nature and is not related to the costs to operate our existing assets. Similarly, gains and losses on the sale of assets are excluded as they are unrelated to our existing assets. We exclude the non-cash portion of compensation expense as well as transition, severance and other costs that affect comparability, as we believe such adjustments allow investors to evaluate our costs against others in our industry and this item can vary across companies due to different ownership structures, compensation objectives or the occurrence of transactions.

Below is a reconciliation of our GAAP operating expenses to non-GAAP adjusted cash operating costs:

	Quarter Ended December 31,
	2018		2017
	Total ($MM)	Per Unit ($/Boe)(1)	Total ($MM)	Per Unit ($/Boe)(1)
Oil and natural gas purchases	$—	$—	$—	$—
Transportation costs	24	3.32	29	3.92
Lease operating expense	35	4.84	42	5.60
General and administrative	21	2.86	10	1.35
Depreciation, depletion and amortization	131	17.90	119	16.01
Gain on sale of assets	(2)	(0.31)	—	—
Impairment charges	1,103	150.70	—	—
Exploration and other expense	2	0.29	2	0.20
Taxes, other than income taxes	14	1.87	15	2.08
Total operating expenses	$1,328	$181.47	$217	$29.16
Adjustments:
Depreciation, depletion and amortization	$(131)	$(17.90)	$(119)	$(16.01)
Impairment charges	(1,103)	(150.70)	—	—
Exploration expense	(1)	(0.15)	(2)	(0.20)
Gain on sale of assets	2	0.31	—	—
Non-cash portion of compensation expense(2)	(4)	(0.56)	29	3.95
Transition, severance and other costs(2)	(2)	(0.31)	(19)	(2.56)
Fees paid to Sponsors(2)	—	—	(5)	(0.18)
Adjusted cash operating costs and per unit adjusted cash costs	$89	$12.16	$101	$13.65

Total consolidated equivalent volumes (MBoe)		7,318		7,412

	Year Ended December 31,
	2018		2017
	Total ($MM)	Per-Unit ($/Boe)(1)	Total ($MM)	Per-Unit ($/Boe)(1)
Oil and natural gas purchases	$3	$0.10	$2	$0.07
Transportation costs	100	3.41	115	3.83
Lease operating expense	158	5.35	163	5.42
General and administrative	89	3.03	81	2.69
Depreciation, depletion and amortization	507	17.23	487	16.22
Gain on sale of assets	(3)	(0.13)	—	—
Impairment charges	1,103	37.47	2	0.04
Exploration and other expense	5	0.18	12	0.40
Taxes, other than income taxes	77	2.61	65	2.19
Total operating expenses	$2,039	$69.25	$927	$30.86
Adjustments:
Depreciation, depletion and amortization	$(507)	$(17.23)	$(487)	$(16.22)
Impairment charges	(1,103)	(37.47)	(2)	(0.04)
Gain on sale of assets	3	0.13	—	—
Exploration expense	(4)	(0.12)	(9)	(0.30)
Non-cash portion of compensation expense(2)	(13)	(0.47)	22	0.75
Transition, restructuring and other costs(2)	(9)	(0.32)	(19)	(0.64)
Fees paid to Sponsors(2)	—	—	(5)	(0.18)
Adjusted cash operating costs and per-unit adjusted cash costs	$406	$13.77	$427	$14.23

Total consolidated equivalent volumes (MBoe)		29,439		30,024

(1)         Per unit costs are based on actual amounts rather than the rounded totals presented.

(2)         Amounts are excluded in the calculation of adjusted general and administrative expense.

Adjusted general and administrative expenses are defined as general and administrative expenses excluding the non-cash portion of compensation expense which represents compensation expense (net of forfeitures) under our long-term incentive programs adjusted for cash payments under these plans and transition, severance and other costs. Adjusted cash general and administrative expense are defined as Adjusted general and administrative expenses including capitalized labor.

Below is a reconciliation of our GAAP general and administrative expense to non-GAAP adjusted general and administrative expense and non-GAAP adjusted cash general and administrative expense:

	Actuals
	Year ended December 31,				1Q 2019 Estimate
	2018		2017		Low	High
	Total	($/Boe)	Total	($/Boe)	($/Boe)	($/Boe)
	($ in millions, except per Boe costs)
GAAP general and administrative expense	$89	$3.03	$81	$2.69	$2.75	$3.15
Less non-cash compensation expense	(13)	(0.47)	22	0.75	(0.55)	(0.55)
Less transition, severance and other costs	(9)	(0.32)	(19)	(0.64)	—	—
Less fees paid to Sponsors	—	—	(5)	(0.18)	—	—
Adjusted general and administrative expense	$67	$2.24	$79	$2.62	$2.20	$2.60
Capitalized labor	14	0.49	23	0.77
Adjusted cash general and administrative expense	$81	$2.73	$102	$3.39

(1)         Per unit costs are based on actual total amounts rather than the rounded totals presented.

Net Debt is a non-GAAP measure defined as long-term debt less cash and cash equivalents. At December 31, 2018, the company’s net debt was approximately $4.4 billion (total debt $4,438 million less cash and cash equivalents of approximately $27 million). At December 31, 2017, the company’s net debt was approximately $4.1 billion (total debt of approximately $4,093 million less cash and cash equivalents of approximately $27 million).

EBITDAX and Adjusted EBITDAX are used by management and we believe provide investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs) and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Cash Operating Costs ($ and per unit) and Adjusted Lease Operating Expense ($ and per unit) are used by management as a performance measure, and we believe provides investors valuable information related to our operating performance and our operating efficiency relative to other industry participants and comparatively over time across our historical results.  Adjusted General and Administrative expense, Adjusted Cash General and Administrative expense and related per unit measures as well as Adjusted Oil and Gas Expenditures are used by management and investors as additional information as noted above. Net Debt is used by management for analysis of the company’s financial position and/or liquidity. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted Oil and Gas Expenditures, Adjusted Lease Operating Expense, Adjusted General and Administrative expense, Adjusted Cash General and Administrative expense and Net Debt have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Adjusted EPS should not be used as an alternative to earnings (loss) per share or other measure of financial performance presented in accordance with GAAP. EBITDAX and Adjusted EBITDAX should not be used as an alternative to net income (loss), operating income (loss), operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted Cash Operating Costs and Adjusted Lease Operating Expense should not be used as an alternative to operating expenses, operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP. Adjusted General and Administrative expense and Adjusted Cash General and Administrative expense should not be used as an alternative to GAAP general and administrative expense. Adjusted Oil and Gas Expenditures should not be used as an alternative to operating, investing and/or financing cash flows, oil and gas capital expenditures or other measures of liquidity presented in accordance with GAAP. Our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted Lease Operating Expense, Adjusted Oil and Gas Expenditures, Adjusted General and Administrative expense, Adjusted Cash General and Administrative expense and Net Debt may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Adjusted Cash Operating Costs, Adjusted Lease Operating Expense, Adjusted Oil and Gas Expenditures, Adjusted General and Administrative expense, Adjusted Cash General and Administrative expense and Net Debt should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and potential for sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs;  the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the ability to develop proved undeveloped reserves; the future level of operating and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to generate sufficient cash flow to meet its debt obligations and commitments; the possibility that the company may not be able to continue as a going concern beginning in May 2020 if it is not successful in obtaining the necessary additional liquidity and/or if commodity prices do not appreciably increase; the company’s limited ability to borrow under existing debt agreements to fund its operations; the company’s ability to generate sufficient cash flow to meet it’s debt obligations and commitments; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies, including potential downgrades; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Jordan Strauss

713-997-6791

jordan.strauss@epenergy.com